EXHIBIT 99.1 AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, RESTATED FOR DISCONTINUED OPERATIONS



     The following financial information, restated for discontinued operations, is included in this Current Report on Form 8-K:

                                                                         Page

Report of Independent Public Accountants...............................     2

Consolidated Balance Sheets--December 31, 2001 and 2000................     3

Consolidated Statements of Operations for the years ended
   December 31, 2001, 2000, and 1999...................................     4

Consolidated Statements of Stockholders' Equity (Deficit) for the years
   ended December 31, 2001, 2000, and 1999.............................     5

Consolidated Statements of Comprehensive Income (Loss) for
   the years ended December 31, 2001, 2000, and 1999...................     6

Consolidated Statements of Cash Flows for the years ended
    December 31, 2001, 2000, and 1999..................................     7

Notes to Consolidated Financial Statements ............................     8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Worldport Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Worldport Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Worldport Communications, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     The Company no longer has active business operations as of March 2002 and is considering its alternatives. Among the alternatives that may be considered is the pursuit of acquisition opportunities or a liquidation of the Company. See
Note 1 to the financial statements for further discussion.


                                                      /s/   ARTHUR ANDERSEN LLP
                                                      -------------------------

                                                      ARTHUR ANDERSEN LLP

Chicago, Illinois
June 5, 2002


                 WORLDPORT COMMUNICATIONS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      DECEMBER 31
                                                                                                      -----------
                                                                                                   2001        2000
                                                                                                   ----        ----

                                            ASSETS
                                            ------

CURRENT ASSETS:
  Cash and cash equivalents...................................................................    $ 61,475 $132,396
    Marketable securities.....................................................................      10,759      --
  Accounts receivable, net of allowance for doubtful accounts of $777 and $21, respectively...          89    1,220
  VAT receivable..............................................................................         815    8,092
    Income tax receivable.....................................................................      50,709      --
  Other current assets........................................................................       2,326    8,296
  Net assets held for sale....................................................................        --      1,350
                                                                                                  -------- --------
    Total current assets......................................................................     126,173  151,354
PROPERTY AND EQUIPMENT, net...................................................................       5,666   62,361
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $1,060 in 2000                                         --     17,114
  Other assets, net...........................................................................       1,722    1,088
                                                                                                  -------- --------
    TOTAL ASSETS..............................................................................   $ 133,561 $231,917
                                                                                                 ========= ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
                             ------------------------------------

CURRENT LIABILITIES:
  Accounts payable............................................................................     $ 9,938 $  7,779
  Accrued expenses............................................................................      21,286    7,898
  Current portion of obligations under capital leases.........................................       4,335    3,812
  Other current liabilities...................................................................       2,543    6,200
                                                                                                  -------- --------
    Total current liabilities.................................................................      38,102   25,689
Long-term obligations under capital leases, net of current portion............................       3,433      --
Other long-term liabilities...................................................................        --         46
                                                                                                  -------- --------
    Total Liabilities.........................................................................      41,535   25,735
                                                                                                  -------- --------

STOCKHOLDERS' EQUITY:
  Undesignated preferred stock, $0.0001 par value, 4,004,000 shares authorized, 0 shares
    issued and outstanding....................................................................        --        --
  Series A convertible preferred stock, $0.0001 par value, 750,000 shares authorized, 0 shares
    issued and outstanding in 2001 and 2000...................................................        --        --
  Series B convertible preferred stock, $0.0001 par value, 3,000,000 shares authorized,
     956,417 and 965,642 shares issued and outstanding in 2001 and 2000, respectively.........        --        --
  Series C convertible preferred stock, $0.0001 par value, 1,450,000 shares authorized,
    1,416,030 shares issued and outstanding in 2001 and 2000..................................        --        --
  Series D convertible preferred stock, $.0001 par value, 650,000 shares authorized, 316,921
    shares issued and outstanding in 2001 and 2000............................................        --        --
  Series E convertible preferred stock, $.0001 par value, 145,000 shares authorized, 141,603
    issued and outstanding in 2001 and 2000...................................................        --        --
  Series G convertible preferred stock, $.0001 par value, 1,000 shares authorized, 1,000
    shares issued and outstanding in 2001 and 2000............................................        --        --
  Common stock, $0.0001 par value, 200,000,000 shares authorized, 38,087,252 and 33,950,352
    shares issued and outstanding in 2001 and 2000, respectively..............................          4         3
  Warrants....................................................................................      2,611     2,611
  Additional paid-in capital..................................................................    187,213   175,739
  Accumulated other comprehensive income (loss)...............................................     (1,938)    2,050
  Retained earnings (deficit).................................................................    (95,864)   25,779
                                                                                                  -------- --------
    Total stockholders' equity................................................................      92,026  206,182
                                                                                                  -------- --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................................................   $ 133,561 $231,917
                                                                                                 ========= ========

 The accompanying notes are an integral part of these consolidated financial statements.




                 WORLDPORT COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                             -----------------------
                                                                                          2001          2000        1999
                                                                                          ----          ----        ----
REVENUES...........................................................................    $     --       $   --     $    --
COST OF SERVICES...................................................................          --           --          --
    Gross profit...................................................................          --           --          --
                                                                                       ----------     --------   ---------

OPERATING EXPENSES:
   Selling, general and administrative expenses....................................         5,538        9,539       9,881
    Restructuring costs............................................................         1,018          --         --
   Depreciation and amortization...................................................           203          326         245
                                                                                       ----------     --------   ---------
         Operating loss.............................................................       (6,759)      (9,865)    (10,126)
                                                                                       ----------     --------   ---------

OTHER INCOME (EXPENSE):
   Interest income.................................................................         4,617       14,087         930
    Loss on sale of assets.........................................................          (289)        (739)        --
   Other income....................................................................            28         --           --
                                                                                       ----------     --------   ---------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
     INCOME TAXES..................................................................        (2,403)       3,483      (9,196)

INCOME TAX PROVISION...............................................................           --          --          --
                                                                                       ----------     --------   ---------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS.......................................        (2,403)       3,483      (9,196)

DISCONTINUED OPERATIONS:
   Loss from discontinued operations (net of a tax benefit of $44,251, $1,784 and
        $0 in 2001, 2000 and 1999, respectively)...................................      (121,054)     (13,401)   (111,824)
   Gain on disposal of discontinued operations (including a tax benefit of $8,632
        in 2001 and net of a tax provision of $61,784 in 2000).....................         1,814      285,150        --
                                                                                       ----------     --------   ---------

NET INCOME (LOSS)..................................................................      (121,643)     275,232    (121,020)

PREFERRED STOCK BENEFICIAL CONVERSION..............................................           --         (688)     (47,085)

                                                                                       ----------     --------   ---------
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS.................................    $ (121,643)    $274,544   $(168,105)
                                                                                       ==========    =========  ==========

NET EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
    Basic..........................................................................    $    (0.06)    $   0.11   $   (0.38)
                                                                                       ==========    =========  ==========
    Diluted........................................................................    $    (0.06)    $   0.06   $   (0.38)
                                                                                       ==========    =========  ==========

NET EARNINGS (LOSS) PER SHARE:
    Basic..........................................................................    $    (3.25)    $   9.03   $   (6.93)
                                                                                       ==========    =========  ==========
    Diluted........................................................................    $    (3.25)    $   4.85   $   (6.93)
                                                                                       ==========    =========  ==========

SHARES USED IN NET EARNINGS (LOSS) PER SHARE CALCULATION:
    Basic..........................................................................        37,372       30,402       24,244
     Convertible Preferred Stock...................................................          --         21,513         --
     Warrants......................................................................          --          3,815         --
        Options....................................................................          --           820          --
                                                                                       ----------     --------   ---------
    Diluted........................................................................        37,372       56,550      24,244
                                                                                       ==========    =========  ==========



 The accompanying notes are an integral part of these consolidated financial statements.




                 WORLDPORT COMMUNICATIONS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                      ACCUMULATED
                                                                             ADDITIONAL   UNEARNED      OTHER      RETAINED
                                                PREFERRED COMMON             PAID-IN-  COMPENSATION  COMPREHENSIVE EARNINGS
                                                  STOCK    STOCK  WARRANTS   CAPITAL     EXPENSE     INCOME (LOSS) (DEFICIT)  TOTAL
                                                  -----    -----  --------   -------     -------     ------------- ---------  -----

Balance, December 31, 1998......................    $ --    $   2 $ 28,263   $ 77,414     $  (750)    $ (6,747) $ (80,660) $ 17,522
Conversion of Series A and B Preferred Stock....      --        1       --          (1)        --           --         --        --
Issuance of Series C Preferred Stock............      --      --       --      10,000         --           --         --     10,000
Issuance of Series D Preferred Stock............      --      --       --       1,030         --           --         --      1,030
Issuance of Series E Preferred Stock............      --      --       --       5,000         --           --         --      5,000
Issuance of warrants............................      --      --     3,602        --          --           --         --      3,602
Exercise of warrants............................      --      --    (8,467)     8,467         --           --         --        --
Exercise of stock options.......................      --      --       --       1,945         --           --         --      1,945
Settlement of escrowed shares in conjunction          --      --       --        (366)        --           --         --       (366)
with acquisitions...............................
Preferred Stock beneficial conversion features.       --      --       --      47,085         --           --     (47,085)      --
Cumulative translation adjustment...............      --      --       --         --          --        (1,195)       --     (1,195)
Amortization of compensation expense............      --      --       --        (750)        750          --         --        --
                                                      --      --       --         --                       --    (121,020) (121,020)
                                                    ----   -----   -------  ---------       ----      -------     --------  --------
Balance, December 31, 1999......................    $ --    $   3 $ 23,398  $ 149,824       $ --      $ (7,942)$ (248,765) $(83,482)
Issuance of Series G Preferred Stock............      --      --       --       2,000         --           --         --      2,000
Issuance of warrants............................      --      --     1,229        --          --           --         --      1,229
Exercise of warrants............................      --      --   (22,016)    22,016         --           --         --        --
Exercise of stock options.......................      --      --       --         489         --           --         --        489
Issuance of common stock........................      --      --       --         340         --           --         --        340
Preferred Stock beneficial conversion features.       --      --       --         688         --           --        (688)      --
Amortization of compensation expense............      --      --       --         120         --           --         --        120
Tax benefit from stock option exercises.........      --      --       --         262         --           --         --        262
Cumulative translation adjustment...............      --      --       --         --          --         9,992        --      9,992
Net income......................................      --      --       --         --          --           --     275,232   275,232
Balance, December 31, 2000......................    $ --   $   3   $ 2,611  $ 175,739       $ --       $ 2,050   $ 25,779  $206,182
                                                    ----   -----   -------  ---------       ----      -------     --------  --------
Issuance of common stock........................      --       1       --      11,474         --           --         --     11,475
Cumulative translation adjustment...............      --      --       --         --          --        (3,747)       --     (3,747)
Unrealized losses on marketable securities            --      --       --         --          --          (241)       --       (241)
held-for-sale...................................
Net loss........................................      --      --       --         --          --           --     (121,643)(121,643)
                                                    ----   -----   -------  ---------       ----      -------     --------  --------
Balance, December 31, 2001......................    $ --   $   4   $ 2,611  $ 187,213       $ --      $(1,938)    $(95,864) $ 92,026
                                                    ====   =====   =======  =========       ====      =======     ========  ========


 The accompanying notes are an integral part of these consolidated financial statements.



                 WORLDPORT COMMUNICATIONS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (IN THOUSANDS)


                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------
                                                                         2001        2000       1999
                                                                         ----        ----       ----
Net income (loss)................................................      $(121,643)    $275,232   $(121,020)
Other comprehensive income:
   Foreign currency translation adjustments......................         (3,747)       9,992      (1,195)
   Unrealized losses on marketable securities held-for-sale......           (241)          --          --
                                                                       ---------     --------   ---------
Comprehensive income (loss)......................................      $(125,631)    $285,224   $(122,215)
                                                                       =========     ========   =========



 The accompanying notes are an integral part of these consolidated financial statements.




                 WORLDPORT COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                       -----------------------
                                                                                       2001       2000         1999
                                                                                       ----       ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................................................  $ (121,643)   $275,232    $(121,020)
  Adjustments to reconcile net income (loss) to net cash flows from operating activities:
    Loss from discontinued operations, net of tax benefit.......................     121,054      13,401      111,824
    Gain on disposal of discontinued operations, net of tax provision
      or benefit................................................................      (1,814)   (285,150)        --
    Depreciation and amortization...............................................         203         326          245
    Loss on sale of assets......................................................         289         739         --
    Asset impairment............................................................         263        --
    Non-cash compensation expense...............................................         --          120          385
    Change in other current assets..............................................       2,007      (4,062)      11,375
    Change in accounts payable, accrued expenses and other liabilities..........      (4,803)     (7,876)      11,430
                                                                                  -----------    -------      --------
        Net cash flows from operating activities................................      (4,444)     (7,270)      14,239
                                                                                  -----------    -------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..........................................................         (69)       (673)        (325)
  Purchase of marketable securities.............................................     (11,000)       --           --
  Sale of assets................................................................       1,311        --           --
  Purchase of real estate held for sale.........................................         --       (2,338)        --
                                                                                  -----------    -------      --------
        Net cash flows from investing activities................................      (9,758)     (3,011)        (325)
                                                                                  -----------    -------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of stock options and warrants........................................         --          489        1,945
  Proceeds from issuance of preferred stock, net of offering expenses...........         --         --         47,500
  Proceeds from shareholder loan................................................         --         --          2,000
                                                                                  -----------    -------      --------
        Net cash flows from financing activities................................         --          489       51,445
                                                                                  -----------    -------      --------

Net cash flows from discontinued operations.....................................     (56,719)    141,039      (71,036)
                                                                                  -----------    -------      --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............................     (70,921)    131,247       (5,677)

CASH AND CASH EQUIVALENTS, beginning of period..................................     132,396       1,149        6,826
                                                                                  -----------    -------      --------

CASH AND CASH EQUIVALENTS, end of period........................................    $ 61,475    $132,396     $  1,149
                                                                                    ========    ========     ========




SUPPLEMENTAL CASH FLOW INFORMATION - See Note 3



 The accompanying notes are an integral part of these consolidated financial statements.



                 WORLDPORT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


(1)   ORGANIZATION

      Worldport Communications, Inc., a Delaware corporation (together with its subsidiaries, the "Company"), was originally organized as a Colorado corporation under the name Sage Resources, Inc. in January 1989. Worldport remained inactive until 1996 when the Company's domicile was changed to Delaware and the name was changed to Worldport Communications, Inc.

      From 1997 to 1999, the Company was a facilities-based global telecommunications carrier offering voice, data and other telecommunications services to carriers, Internet service providers, medium and large corporations and distributors and resellers operating in Europe and the United States.

      In the first quarter of 2000, the Company sold substantially all of its material assets. During 2000 and 2001, the Company pursued a new business strategy, focused on the delivery of Internet solutions to global companies doing business in the European marketplace.

      However, as a result of the fourth quarter 2001 and first quarter 2002 transactions described in Note 5, we no longer have active business operations. Accordingly, results of these operations have been classified as discontinued, and prior periods have been restated in order to conform to the new presentation.

      After completing the shutdown of our subsidiaries, we expect to continue to have significant cash resources. We currently anticipate that after we complete the activities related to exiting these businesses, we will operate with a minimal headquarters staff while we determine how to use these cash resources.

      We intend to consider potential acquisition opportunities. We also intend to analyze a potential liquidation of the Company and its effects on the Company's stockholders. Upon any liquidation, dissolution or winding up of the Company, the holders of our outstanding preferred stock would be entitled to receive approximately $68 million prior to any distribution to the holders of our common stock. Although we may consider acquisition opportunities, we have not identified a specific industry on which we intend to initially focus and have no present plans, proposals, arrangements or understandings with respect to the acquisition of any specific business. We will have broad discretion in determining how to use these cash resources and in identifying and selecting acquisition opportunities.


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.


Use of Estimates

      The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). Financial statements prepared in accordance with GAAP require the use of management estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      As a result of the fourth quarter 2001 and first quarter 2002 transactions described in Note 5, all of the Company's revenues for 2001, 2000 and 1999 have been included in Loss from Discontinued Operations. The Company recognized revenues as services were provided. Amounts billed in advance of services provided were recorded as deferred revenues until such related services are provided and included in Accrued Expenses. The Company adopted Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" effective January 1, 2000, the adoption of which had no impact on the Company's financial statements. In accordance with SAB 101, installation fees were amortized over the life of the relevant contract, which generally ranged from one to three years.


Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand and all liquid investments with an original maturity of three months or less when purchased.


Marketable Securities

      The Company currently owns a marketable debt security with a contractual maturity of 2004, but has classified that debt security as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This security is carried at fair market value, with unrealized gains and losses reported in stockholders' equity as a component of other comprehensive income (loss). To date, there have been no gains or losses on securities sold. However, in computing realized gains and losses, the Company will use the specific identification method.


Accounts Receivable

      Accounts receivable includes unbilled amounts of $0.3 million at December 31, 2000. This amount primarily represents hours incurred by professional services employees on consulting engagements that have not yet been invoiced to customers. The timing of invoicing is dependent on the contractual arrangements made with the respective customers. There were no unbilled accounts receivable at December 31, 2001.


Property and Equipment

      Property and equipment is carried at cost less writedowns for impairments where necessary. Expenditures for additions, improvements and renewals, which add significant value to the asset or extend the life of the asset, are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The Company provides for depreciation of property and equipment using the straight-line method based on the estimated useful lives of the assets as follows:

                 Leasehold improvements               10  - 25 years
                 Computer software                     2  -  3 years
                 Computer hardware                     2  -  3 years
                 Bandwidth capacity                         25 years
                 Office equipment & furniture          5  - 10 years

      Leasehold improvements and equipment recorded under capital leases are amortized using the straight-line method over the shorter of the respective lease term or the estimated useful life of the asset.


Asset Impairment

      In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company periodically reviews its long-lived assets to determine if they have been other than temporarily impaired by comparing the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment loss has occurred, the loss is recognized during the period incurred. An impairment loss is calculated as the difference between the carrying value of the assets and the present value of estimated future net cash flows or comparable market values, giving consideration to recent operating performance.

      As a result of this periodic review, the Company recorded non-cash asset impairment charges, primarily from discontinued operations, to write down its long-lived assets of various businesses to their estimated net realizable value as follows:

           - In 1999, the Company recorded non-cash asset impairment charges from discontinued operations of $11.9 million in connection with the proposed sales of TNC, IIC and other U.S. based assets, as described in Note 5.
           - In the third quarter of 2001, the Company recorded a non-cash asset impairment charge from discontinued operations of approximately $13.2 million in connection with the write off of goodwill relating to its VIS-able subsidiaries, as described in
               Note 5.
           - In the fourth quarter of 2001, the Company recorded non-cash asset impairment charges of approximately $84.8 million ($0.3 million from continuing operations, included in Restructuring Costs, and $84.5 million from discontinued operations) in connection with the fourth quarter 2001 strategic decisions to cease operations of its Irish subsidiary, reduce corporate expenses at its headquarters in Buffalo Grove, Illinois, and place its German subsidiary, Hostmark GmbH, into receivership, in addition to the Company's recognition of the shortfalls in projected future cash flows from its Managed Hosting operations in the U.K., as discussed in Note 6.

      Following these write downs, management believes its long-lived assets are appropriately valued in the accompanying financial statements.


Financial Instruments

      The carrying value of the Company's financial instruments, including cash and cash equivalents, marketable securities, accounts receivable, other receivables, accounts payable, and capital lease obligations approximate their fair market values.


Concentration of Credit Risk

      The Company was subject to significant concentrations of credit risk in 1999, which consisted primarily of trade accounts receivable. In 1999, the Company sold a significant portion of its services to other carriers and resellers and, consequently, maintained significant receivable balances with certain customers. For the year ended December 31, 1999, three customers accounted for 71% of total Company revenues from discontinued operations.

Income Taxes

      The Company uses the asset and liability method of accounting for income taxes prescribed in SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using statutory or enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.


Earnings (Loss) per Share

      The Company has applied the provisions of SFAS No. 128, "Earnings Per Share", which establishes standards for computing and presenting earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The calculation of diluted earnings per share includes the effect of dilutive common stock equivalents. In 2001 and 1999, basic and diluted loss per share are the same because all dilutive securities had an antidilutive effect on loss per share. In 2000, diluted earnings per share includes the effect of the Company's preferred stock, stock options and warrants. The treasury stock method was used to calculate the weighted average shares outstanding for warrants and options in 2000.


Accounting for Stock-Based Compensation

      SFAS No. 123 , "Accounting for Stock-Based Compensation," allows the Company to adopt either of two methods for accounting for stock options. The Company has elected to account for its stock-based compensation plans under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" . In accordance with SFAS No. 123, certain pro forma disclosures are provided in Note 11.


Segment Reporting

      SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires the reporting of profit and loss, specific revenue and expense items and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements.

      During 2001, the Company had three reportable segments: Managed Hosting, Professional Services and Carrier Operations. The Managed Hosting segment derived revenues primarily from the delivery of services including Internet networking, applications and value-added services, infrastructure, and systems support. The Professional Services segment derived revenues primarily from Internet-based applications, systems development, and content management support. The Carrier Operations segment derived revenues primarily from voice, data and other telecommunication services. Company management viewed the three distinct business strategies as different business segments when making operating and investment decisions and for assessing performance. There were no intersegment revenues in any of the years presented.

      As a result of the transactions discussed in Note 5, the Company has exited all three of its operating segments as of March 31, 2002.


Foreign Currency

      Prior to the fourth quarter 2001 and first quarter 2002 transactions described above, substantially all of the Company's operations were in Europe. The assets and liabilities of the Company's non-U.S. subsidiaries were translated at month-end rates of exchange, and income statement items are translated at the average rates prevailing during the period. The resulting translation adjustment was recorded as a component of stockholders' equity. Exchange gains and losses on intercompany balances of a long-term investment nature were also recorded as a component of stockholders' equity. Other foreign exchange gains and losses were recorded in income on a current basis and were gains of $0.1 million and losses of $2.6 million for the year ended December 31, 2001 and 2000, respectively. These foreign exchange gains and losses have been included in Loss from Discontinued Operations. There were no foreign exchange gains or losses recorded in income in 1999.


Derivatives

      The Company has used derivative instruments to hedge its foreign currency exposure only on a limited basis. Accordingly, the Company is not subject to any additional significant foreign currency market risk other than normal fluctuations in exchange rates.

      In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133," which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and transactions involving hedge accounting. The Company adopted SFAS No. 133, as amended, on January 1, 2001, which had no impact on the consolidated financial statements.

      At December 31, 2001, there were no foreign currency hedge contracts outstanding.


New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interests method of accounting for business combinations initiated after June 30, 2001. Under SFAS No. 142, goodwill amortization ceases when the new standard is adopted. In the twelve months ended December 31, 2001, the Company recorded $2.5 million of goodwill amortization from discontinued operations. SFAS No. 142 also requires an initial goodwill impairment assessment in the year of adoption and an impairment test both on an annual basis and upon the occurrence of any event or change in circumstances that would reduce the fair value of a reporting unit below its carrying value. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company adopted this standard at the beginning of its 2002 fiscal year. As the Company had no goodwill or intangibles at December 31, 2001, the adoption of this statement had no impact on the Company's consolidated financial statements. Following is a reconciliation of net income (loss) and earnings (loss) per share for the years ended December 31, 2001, 2000 and 1999 assuming the adoption of SFAS 142 at the beginning of the periods presented:


                                                                              2001          2000         1999
                                                                              ----          ----         ----
  Net income (loss) from continuing operations, as reported                $  (2,403)    $   3,483    $  (9,196)
  Goodwill amortization from continuing operations                              --            --           --
                                                                           ----------    ---------    ----------
  Net income (loss) from continuing operations, proforma                   $  (2,403)    $   3,483     $ (9,196)
                                                                           ==========    =========    ==========

  Net income (loss), as reported                                           $(121,643)    $ 275,232    $(121,020)
  Goodwill amortization                                                        2,533         1,038        --
                                                                           ----------    ---------    ----------
  Net income (loss), proforma                                              $(119,110)    $ 276,270    $(121,020)
                                                                           ==========    =========    ==========

  Basic earnings (loss) per share from continuing operations, as           $   (0.06)    $    0.11    $   (0.38)
  reported
  Goodwill amortization from continuing operations                              --            --           --
                                                                           ----------    ---------    ----------
  Basic earnings (loss) per share from continuing operations, proforma     $   (0.06)    $    0.11    $   (0.38)
                                                                           ==========    =========    ==========

  Diluted earnings (loss) per share from continuing operations, as         $   (0.06)    $    0.06    $  (0.38)
  reported
  Goodwill amortization from continuing operations                              --            --           --
                                                                           ----------    ---------    ----------
  Diluted earnings (loss) per share from continuing operations,            $   (0.06)    $    0.06    $   (0.38)
                                                                           ==========    =========    ==========
  proforma

  Basic earnings (loss) per share, as reported                             $   (3.25)    $    9.03    $   (6.93)

  Goodwill amortization                                                         0.06          0.03         --
                                                                           ----------    ---------    ----------
  Basic earnings (loss) per share, proforma                                $   (3.19)    $    9.06    $   (6.93)
                                                                           ==========    =========    ==========

  Diluted earnings (loss) per share, as reported                           $   (3.25)    $    4.85    $   (6.93)
  Goodwill amortization                                                         0.06          0.02        --
                                                                           ----------    ---------    ----------
  Diluted earnings (loss) per share, proforma                              $   (3.19)    $    4.87    $   (6.93)
                                                                           ==========       =======     ========


      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". As a result of the fourth quarter 2001 and first quarter 2002 transactions described in Note 5, the Company has exited all three of its operating segments as of March 31, 2002 and is currently operating with only a minimal headquarters staff. Accordingly, results of operations for all three of the Company's operating segments have been classified as discontinued under SFAS 144, and prior periods have been restated in order to conform to the new presentation.


Certain Reclassifications

      Certain reclassifications have been made to amounts previously reported to conform to current period presentation.


(3)   SUPPLEMENTAL CASH FLOW INFORMATION

      Non-cash investing and financing information for the years ended December 31, 2001, 2000 and 1999 is as follows :


                                                                                       2001       2000       1999
                                                                                       ----       ----       ----
Issuance of common stock for the acquisition of hostmark                              $11,475   $  --      $  --
Acquisition of property and equipment under capital lease.......................      $ 7,875   $  --      $39,241
Exercise of warrants for common stock...........................................      $  --     $22,016    $ 8,467
Deferral of VIS-able purchase price collateralized by letter of credit..........      $  --     $ 2,700    $ --
Conversion of related party note payable to 1,000 shares of Series G
  Preferred Stock...............................................................      $  --     $ 2,000    $ --
Issuance of warrants in connection with Interim Loan Facility...................      $  --     $ 1,229    $ 3,602
Conversion of obligation for 316,921 shares of Series D Preferred Stock.........      $ --      $  --      $ 1,030



      Cash paid for interest in 2001, 2000 and 1999 was approximately $0.5 million, $0.8 million and $2.6 million, respectively. Cash paid for income taxes was approximately $59.9 million in 2000. No cash was paid in 2001 and 1999 for income taxes.


(4)      ACQUISITIONS

VIS-able

      On September 15, 2000, the Company acquired all of the common stock of Sweden-based VIS-able International AB and its affiliates ("VIS-able"), pursuant to a Stock Purchase Agreement dated September 15, 2000, for approximately $17.7 million, net of liabilities assumed and including the payment of certain fees and expenses.

      The payment of $2.7 million of the purchase price was deferred for one year pending any claims pursuant to the representations and warranties made in the Stock Purchase Agreement. This amount was recorded on the Company's December 31, 2000 balance sheet in Accrued Expenses and was collateralized by a Letter of Credit, which expired one year from the acquisition date. In October 2001, $2.0 million of this amount was paid to the former shareholders. The remaining $0.7 million was retained by the Company upon the resolution of certain claims made by the Company pursuant to the representations and warranties contained in the Stock Purchase Agreement. The $0.7 million was recorded as a component of Other Income in the fourth quarter of 2001.

      The acquisition was recorded under the purchase method of accounting, and accordingly, the results of operations of VIS-able have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated to assets acquired and liabilities assumed based on their fair market value at the date of the acquisition as summarized below (in thousands):

                             Current assets                  $ 754
                             Long-term assets                  387
                             Goodwill                       17,792
                             Current liabilities           (1,079)
                             Long-term liabilities           (119)
                                                           -------
                             Purchase price                $17,735
                                                           =======

      Goodwill of approximately $17.8 million represented the excess of the cost of the acquired businesses over the fair market value of their net assets and was being amortized on a straight-line basis over five years. Amortization expense of $2.5 million and $1.1 million was recorded during 2001 and 2000, respectively, and is included in Loss from Discontinued Operations.


Hostmark

      On April 26, 2001, the Company acquired all of the outstanding stock of hostmark entities in the U.K., Sweden and Germany ("hostmark") in exchange for up to 5.1 million shares of the Company's common stock. Of this amount, 4.1 million shares were issued at the closing and the remaining 1.0 million shares was issued in May 2002, pursuant to the terms of the purchase agreement. The purchase price of $12.0 million was based on the fair market value of the common stock on the date of acquisition plus certain transaction fees and expenses.

      The acquisition was recorded under the purchase method of accounting, and accordingly, the results of operations of hostmark have been included in the consolidated financial statements since the date of acquisition.

      The book value of the net assets received exceeded the purchase price by $62.0 million. Accordingly, this excess was allocated to proportionately reduce the value assigned to non-current assets acquired. The purchase price has been allocated to assets acquired and liabilities assumed as summarized below (in thousands):

Current assets (including cash of $7,194)                    $ 7,865
Historical cost of non-current assets                         84,966
  Reduction in value assigned to non-current assets          (62,006)
Current liabilities                                          (18,850)
                                                            --------
Purchase price                                               $11,975
                                                             =======

      In connection with the acquisition of hostmark, the Company recorded accruals primarily related to employee termination costs and lease disposition costs. The activity relating to these accruals is summarized below (in thousands):


                             Accruals      Expenses       Accrual          Balance At
                            Established      Paid        Adjustments     December 31, 2001
                            -----------      ----        -----------     -----------------
  Employee severance          $ 2,039        $1,583         $(456)           $  --
  Lease disposition costs       1,183           912             --             271
                              -------        ------         ------           -----
       Total                  $ 3,222        $2,495         $(456)           $ 271
                              =======        ======         ======           =====


      The severance related to the termination of approximately 55 hostmark employees, all of which had been terminated by December 31, 2001. The $0.5 million reduction to the severance accrual was recorded in the fourth quarter

2001 as an adjustment to the value assigned to the non-current assets acquired. The Company will continue to make lease payments through the term of the lease, which expires in the third quarter of 2002.


      The following pro forma information gives effect to the acquisition of hostmark as if the transaction had been completed as of the beginning of the periods presented (in thousands):


                                                                    Year Ended December 31,
                                                                    -----------------------
                                                                       2001           2000
                                                                       ----           ----
       Revenues                                                       $  --           $  --
                                                                      =========       ========
       Net income (loss) from continuing operations                   $(  2,403)      $  3,483
                                                                      ==========      ========
       Net income (loss)                                              $(139,681)      $254,282
                                                                      ==========      ========
       Earnings (loss) per share from continuing operations:
            Basic                                                     $   (0.06)      $   0.10
                                                                      =========       ========
            Diluted                                                   $   (0.06)      $   0.06
                                                                      =========       ========
       Earnings (loss) per share:
            Basic                                                     $   (3.58)      $   7.14
                                                                      =========       ========
            Diluted                                                   $   (3.58)      $   4.11
                                                                      =========       ========
       Shares used in pro forma per share calculation:
            Basic                                                        39,063         35,502
                                                                      =========       ========
            Diluted                                                      39,063         61,650
                                                                      =========       ========


      The pro forma information provided should not be construed to be indicative of the Company's results of operations had the acquisition been consummated on the date assumed, and are not intended to project the Company's results of operations for any future period.


(5)   DISPOSITIONS AND DISCONTINUED OPERATIONS

Carrier Operations

      In August 1999, the Company announced that it was closing its U.S. carrier operations and initiated the process of disposing of certain assets and subsidiaries. During 1999, the Company took an asset impairment charge of approximately $11.9 million, included in Loss from Discontinued Operations, in connection with the proposed sales of TNC, IIC and other U.S. based assets to write the net investments down to their anticipated net realizable value.

      On November 11, 1999, the Company entered into a series of definitive agreements with Energis Plc for the sale of its 85% shareholding in Worldport Communications Europe Holdings, B.V., the parent of EnerTel N.V., and associated assets ("EnerTel"). The sale was consummated on January 14, 2000 for $459.4 million, net of certain transaction expenses. The Company recorded a pre-tax gain of approximately $353.1 million in the first quarter of 2000. In the third quarter of 2000, the net proceeds and pre-tax gain decreased to $453.1 million and $346.9 million, respectively, primarily as a result of a $6.0 million refund of the purchase price made to Energis in November 2000 upon resolution of certain sale contingencies. The Company applied a portion of the net proceeds realized from the sale to repay existing debt, including debt incurred under the Interim Loan Facility, trade credit and other liabilities.

      On February 29, 2000, the Company sold International Interconnect, Inc. ("IIC") for $0.3 million, a portion of which was in the form of a note. On October 25, 2001, the Company completed the sale of its remaining carrier business, Telenational Communications, Inc. ("TNC") for $0.4 million in the form of a note. Due to uncertainties related to the collectibility of the TNC note, it has been fully reserved for at December 31, 2001.

Professional Services

      In the third quarter of 2001, the Company experienced a decline in revenue in the Swedish Professional Services business as there was excess capacity in the Swedish consulting market, major pricing pressures, and slower customer decisions related to new IT projects for those services. In response to this, the Company compared the carrying value of the VIS-able long-lived assets with their estimated future undiscounted cash flows and determined that an impairment loss had occurred. The carrying value was then compared to the estimated future discounted cash flows and the excess carrying value of $13.2 million was recorded as a non-cash asset impairment charge and included in Loss from Discontinued Operations.

      In December 2001, we sold our Swedish Professional Services business (formerly known as VIS-able International AB) to its employees in a management buyout for $0.9 million, the majority of which is in the form of a note. Due to uncertainties related to the collectibility of this note, it has been fully reserved for at December 31, 2001. Additionally, the Company shut down its U.S. and U.K. Professional Services operations in the third quarter of 2001.


Managed Hosting

      After the completion of the Hostmark acquisition in April 2001, the Company did not achieve its expected revenue growth in its Managed Hosting business. The general economic downturn, the slowdown in technology spending and the lengthening in the sales cycle for Managed Hosting services all contributed to these revenue shortfalls. Company management believed that these conditions, as well as the increasing level of competition and consolidation in the Web hosting and Internet infrastructure markets, would continue to have an adverse effect on the Company's ability to achieve near term revenue targets and, if they continued, could erode the financial resources of the Company more rapidly than planned.

      Following the exploration and review of the strategic alternatives, the Company determined that it was necessary to take the following actions to dramatically reduce the rate at which its operations were using cash and to minimize the Company's exposure in markets that were experiencing significantly slower than expected market growth.

           - In November 2001, we announced that we were ceasing operations at our Dublin, Ireland facility. An orderly shutdown of the Ireland operations was commenced, and was substantially completed by December 31, 2001. In April 2002, our Irish subsidiary, Worldport Ireland Limited, was given notice that a petition for winding up was filed and would be presented to the Irish High Court on behalf of Global Crossing Ireland Limited. The petition was heard by the Irish High Court on May 13, 2002 and a liquidator was appointed for this subsidiary to act on behalf of the creditors. As a result of this action, the liquidator currently has control over this subsidiary's assets.

           - In December 2001, we sold the assets and certain liabilities of our Managed Services business in Stockholm to OM Technology AB for $0.9 million, subject to the resolution of a final working capital adjustment. OM also agreed to assume the ownership of Worldport's Stockholm Internet solutions center and the operations at that center, and all customers' contracts.

           - In December 2001, we placed our German subsidiary, Hostmark GmbH, into receivership under German law. The assets and liabilities of Hostmark GmbH held in receivership have been netted in the Company's financial statements and are reflected in Accrued Expenses on the Company's balance sheet as a net liability of approximately $1.0 million.

           - We also took steps to reduce corporate expenses at our Buffalo Grove, Illinois, headquarters in connection with these transactions.

           - In March 2002, we made the decision to make no further investment in our U.K. Managed Hosting operation. On March 26, 2002, our U.K. subsidiaries, Hostmark World Limited and Hostmark U.K. Limited, filed a petition for Administration under the United Kingdom Insolvency Act. An administrator has been appointed for these subsidiaries and it is anticipated that he will seek to either reorganize, find new investors, sell or liquidate the U.K. businesses for the benefit of its creditors.


Discontinued Operations Presentation

      As a result of the transactions described above, the Company has exited all three of its operating segments as of March 31, 2002 and is currently operating with only a minimal headquarters staff. Accordingly, results of operations for all three of the Company's operating segments have been classified as discontinued under SFAS 144, and prior periods have been restated in order to conform to the new presentation.

      The operating results of discontinued operations for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):


                                                          2001            2000           1999
                                                          ----            ----           ----
           Net revenue                                   $  10,934        $  9,795    $  85,967
           Restructuring costs (see Note 6)              $ 100,442        $  --       $   --
           Asset impairment                              $  13,222        $  --       $  11,902
           Loss before income taxes                      $(165,305)       $(15,185)   $(111,824)
           Tax benefit                                   $  44,251        $  1,784    $  --
           Net loss from discontinued operations         $(121,054)       $(13,401)   $(111,824)


      Net loss for the year ended December 31, 2001 included a $1.8 million gain (including a tax benefit of $8.6 million) on the disposal of the Company's Managed Hosting and Professional Services businesses in Sweden. Net income for the year ended December 31, 2000 included a $285.2 million gain (net of a tax provision of $61.8 million) on the disposal of the Company's carrier operation, EnerTel.

      Assets and liabilities of the discontinued operations were as follows (in thousands):


                                                                    December 31,     December 31,
                                                                        2001             2000
                                                                        ----             ----
             Current assets                                          $   3,733        $ 14,643
             Fixed assets, net                                           5,306          61,603
             Goodwill, net                                                  --          17,114
             Other noncurrent assets                                     1,541             799
             Current liabilities                                       (30,313)         (6,886)
             Long-term liabilities                                      (3,433)            (46)
                                                                     ----------       ---------
             Net assets (liabilities) of discontinued operations     $ (23,166)       $ 87,227
                                                                     ==========       =========



(6)   RESTRUCTURING ACTIVITIES

      In the fourth quarter ended December 31, 2001 the Company recorded a restructuring charge of $101.5 million ($1.0 million from continuing operations and approximately $100.5 million from discontinued operations) relating to the fourth quarter 2001 and first quarter 2002 actions described in Note 5. The fourth quarter restructuring charge primarily includes severance, facility exit costs, bandwidth contract termination costs, and the write down of assets to their expected net realizable value. The following table summarizes the significant components of the restructuring reserve at December 31, 2001 (in thousands):


                                                    Original        Less:        Non-cash      Accrual Balance
                                                  Restructuring     Cash       Charges and       Remaining at
                                                     Charge       Payments     Adjustments    December 31, 2001
                                                     -------      --------     -----------    -----------------
       Asset impairment                               $84,783         $ --        $ (84,783)             $  --
       Facility exit costs                                9,337           54            (70)               9,213
       Bandwidth contract termination costs               4,703          335            (39)               4,329
       Severance                                          1,315          557              3                  761
       Other costs                                        1,322           55            (10)               1,257
                                                      ---------       ------      ---------              -------
           Total                                      $ 101,460       $1,001      $ (84,899)             $15,560
                                                      =========       ======      ==========             =======


      The Company compared the carrying value of the long-lived assets located primarily in Ireland, Germany and the U.K. to fair values determined substantially through independent appraisals and estimated future discounted cash flows. The excess carrying value of $84.8 million was recorded as a non-cash asset impairment charge.

      Facility exit costs represent rent payments the Company is contractually obligated to pay primarily on its Ireland and German facilities, net of certain estimated sublease recoveries. Bandwidth contract termination costs represent early termination penalties incurred by the Company to cancel certain bandwidth contracts related to its ceased Managed Hosting operations in Ireland.

      The headcount reduction affected approximately 100 employees, who were primarily located in Ireland. Substantially all employees terminated under this plan were released by December 31, 2001, with the few remaining employees terminated in the first quarter of 2002. Severance of approximately $0.6 million has been paid as of December 31, 2001, with the remaining paid in the first quarter of 2002.

      The Company's management is currently evaluating the possible sale or disposition of the remaining assets, including potentially subleasing the facilities remaining under operating lease agreements. All restructuring costs are due to be paid by December 31, 2010, with $9.6 million due in 2002, $0.8 million in 2003, $0.8 million in 2004, $0.8 million in 2005, $0.8 million in 2006 and $2.8 million thereafter.

      An additional $10.0 million restructuring charge was recorded in the first quarter of 2002 relating to the actions taken in the U.K. in March 2002. This charge consisted of approximately $8 million in facility exit costs, approximately $0.5 million in bandwidth termination costs, and approximately $1.5 million in other related costs.

      The Company used estimates to calculate the restructuring charges, including the ability and timing of the Company to sublease space and the net realizable value of remaining assets. These estimates are subject to change based on the sale of the remaining assets along with the sublease or settlement of future rent obligations.


(7)   FIXED ASSETS

      The Company's fixed assets as of December 31, 2001 and 2000 consist of the following:

                                                        2001        2000
                                                        ----        ----
     Computer hardware...............................   $3,759    $  6,937
     Equipment & furniture...........................    1,863      10,912
     Computer software...............................      257      10,740
        Leasehold improvements.......................       --      31,521
     Bandwidth capacity..............................       --       4,860
                                                        ------    --------
                                                         5,879      64,970
        Accumulated depreciation.....................     (213)     (2,609)
                                                        ------    --------
          Net fixed assets...........................   $5,666    $ 62,361
                                                        ======    ========

      Depreciation expense was approximately $15.8 million, $3.3 million and $20.5 million for the years ended December 31, 2001, 2000 and 1999, respectively, of which $15.6 million, $3.0 million and $20.3, respectively, were reflected in Loss from Discontinued Operations.

(8)   ACCRUED EXPENSES

      The Company's accrued expenses as of December 31, 2001 and 2000 consist of the following:


                                                                2001          2000
                                                                ----          ----
        Restructuring costs (see Note 6).......................  $ 15,560    $    --
        Bandwidth costs........................................     1,750         --
        Payroll and benefits...................................       795       1,275
        Taxes payable..........................................        --       2,862
        VIS-able purchase price deferral (see Note 4)..........        --       2,700
        Other..................................................     3,181       1,061
                                                                 --------    --------
          Total accrued expenses...............................  $ 21,286    $  7,898
                                                                 ========    ========


      Included in Accrued Expenses at December 31, 2001 is approximately $1.0 million of net liabilities of Hostmark GmbH held in receivership.


(9)   COMMITMENTS AND CONTINGENCIES

      In March 2002, Sturm Group Inc., Donald L. Sturm and Hostmark World Holdings, LLC, filed a complaint against the Company and its wholly owned subsidiary, Worldport Holding Inc. in the Circuit Court For the Nineteenth Judicial Circuit, Lake County, Illinois -Chancery Division. This claim relates to the April 2001 acquisition of the Company's Hostmark subsidiaries (the "Hostmark Subsidiaries"). The Hostmark Subsidiaries were acquired by Worldport Holdings from Hostmark World Holdings, LLC pursuant to a Stock Purchase Agreement. In connection with these transactions, the Company agreed to use its reasonable efforts to obtain the release of the plaintiffs from certain guarantees that the plaintiffs had entered into on behalf of the Hostmark Subsidiaries prior to the acquisition. The reasonable efforts of the Company were to include, if required, the Company providing to the landlord of the property located in Slough, U.K. a rent indemnity and keeping such rent indemnity in place until November 20, 2008. If required in order to obtain such rent indemnity, the Company agreed to deposit funds with a commercial bank (or provide such other collateral or security required by the bank). If required by the landlord, the reasonable efforts of the Company were also to include providing a one-year rent indemnity after November 2008 until the lease expires in November 2015. In this action, the plaintiffs are seeking an injunction ordering the Company to comply with the terms of these agreements. The plaintiffs are also seeking damages for the defendants' alleged breach of these agreements. The Company has not yet responded to this complaint, but does not expect to pay material damages in this suit.

      In February 1999, the Company entered into an agreement with a telecommunications carrier to sell 20-year indefeasible rights of use ("IRUs") for three separate circuits at a total contract value of approximately $8 million payable upon acceptance of the circuits by the carrier. The agreement required acceptance by the customer of each circuit, however the customer only accepted one circuit in early 1999 and, to date, has not accepted the other two circuits. The Company has entered into a separate agreement with a European telecommunications company which gives the Company the right to purchase capacity through these points of presence to provide service to this customer. This contract provides for indefeasible rights of use for a period of 10 years. The Company is pursuing means to satisfy the capacity commitment to the Company's customer for the remaining 10 years of that contract. During the second quarter of 1999, the Company recorded the full amount of revenue ($2.1 million) and cost ($2.5 million) related to the 20 year contract for one IRU. This represents management's best estimate of the present value of such future costs to provide these services. Management will monitor this estimate and adjust it as necessary when, and if, additional information is available. The initial transaction under the contract was negotiated in anticipation of future profitable revenues from the customer. The Company is currently negotiating with both parties to restructure a portion of this contract. The effects of this restructuring are not expected to have a material impact on the financial statements.

Leases

      The Company leases office and network facilities under various noncancelable operating lease agreements. Certain lease agreements contain escalation clauses, along with options that permit early terminations or renewals for additional periods. Additionally, the Company leases computer equipment and EMC storage equipment under various noncancelable capital lease agreements. Future minimum commitments under operating and capital leases as of December 31, 2001 are as follows:


     YEAR ENDING DECEMBER 31                                       OPERATING  CAPITAL
     -----------------------                                       ---------  -------
     2002.......................................................      $ 2,869   $4,647
     2003.......................................................        2,410    2,875
     2004.......................................................        2,204    1,437
     2005.......................................................        2,000       --
     2006.......................................................        1,935       --
     Thereafter.................................................       11,048       --
                                                                     --------   -------
     Future minimum lease payments..............................     $ 22,466    8,959
                                                                     ========

        Less portion attributable to interest                                   (1,191)
                                                                                -------
        Principal repayments due at December 31, 2001                            7,768

        Less current portion of obligations under capital lease                  4,335
                                                                                -------
        Long-term obligations under capital lease                               $3,433
                                                                                =======


      Total rental expense for operating leases for the years ended December 31, 2001, 2000 and 1999 was approximately $2.4 million, $0.9 million, and $2.3 million, respectively (including $2.2 million, $0.3 million and $1.6 million from discontinued operations for 2001, 2000 and 1999, respectively).


Legal

      Since July 14, 1999, Worldport and certain of its former officers have been named as defendants in multiple shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. On or about March 21, 2000, a Consolidated Complaint was filed which adds The Heico Companies, LLC and Michael E. Heisley, Sr. as defendants. The plaintiffs in these lawsuits seek to represent a class of individuals who purchased or otherwise acquired the Company's common stock from January 4, 1999 through June 28, 1999. Among other things, the plaintiffs allege that the defendants spoke positively about the Heico financing without disclosing the risk that non-compliance with certain Nasdaq rules in connection with the financing might cause Worldport to be delisted from Nasdaq. The plaintiffs further allege the subsequent disclosure that Worldport might be delisted from Nasdaq adversely affected the value of the Company's common stock. The plaintiffs allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and seek unspecified compensatory damages, interest, attorneys' fees and costs of litigation. A proposed settlement was reached by the parties on terms reflected in a Stipulation of Compromise and Settlement dated July 20, 2001. This settlement was approved by the Court on October 19, 2001 and has been entirely funded by insurance. No appeal was taken, but there can be no assurance that additional claims will not be asserted by any class member who opted out of the settlement. However, the outcome of this matter is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

      One of the Company's subsidiaries, Hostmark World Limited, was the subject of court action by WSP Communications ("WSP") in the Companies Court of the Chancery Division of the High Court in the U.K. for the payment of approximately $0.5 million. In addition, WSP has alleged that a total of approximately $3 million is owed to it by Hostmark World Limited. WSP alleges that these amounts are owed for work completed on Internet solution centers in Germany, Sweden and the U.K. This action has been stayed by the appointment of an Administrator for Hostmark World, as described below.

      In the fourth quarter of 2001, the SuperCentre in Dublin, Ireland operated by our Irish subsidiary, Worldport Ireland Limited, was closed; substantially all of the assets of our Swedish subsidiary, Hostmark AB, were sold and that subsidiary retained certain liabilities; and our German subsidiary, Hostmark GmBh, was placed into preliminary receivership under German law by the order of the Bankruptcy Court in Darmstadt. In addition, we ceased funding of our U.K. subsidiaries, Hostmark World and Hostmark U.K., in the first quarter of 2002. On March 28, 2002, an Administrator was appointed for the U.K. subsidiaries by an order of the Companies Court, Chancery Division of High Court under the United Kingdom Insolvency Act. In April 2002, the Irish subsidiary, Worldport Ireland Limited, was given notice that a petition for winding up was filed and would be presented to the Irish High Court on behalf of Global Crossing Ireland Limited. The petition was heard by the Irish High Court on May 13, 2002 and a liquidator was appointed for this subsidiary to act on behalf of the creditors. As a result of this action, the liquidator has control over this subsidiary's assets. We believe that each of these subsidiaries has potential liabilities which exceed the value of its assets. Certain creditors of these subsidiaries have made claims directly against the parent company, Worldport Inc., for liabilities related to the operation of these subsidiaries and additional creditors could assert similar claims. There can be no assurance that Worldport Inc. will be successful in defending these claims and in limiting its liability for the obligations of its subsidiaries.

      In addition to the aforementioned claims, the Company is involved in various lawsuits or claims arising in the normal course of business. In the opinion of management, none of these lawsuits or claims will have a material adverse effect on the consolidated financial position or results of operations of the Company.


(10)  STOCKHOLDERS' EQUITY

COMMON STOCK

      In July 2000, the Company's stockholders approved an increase in the number of authorized shares of the Company's common stock ($0.0001 par value per share) from 65,000,000 to 200,000,000.

      During 2000, 5,301,063 and 339,009 shares of common stock were issued upon exercise of warrants and options, respectively. Additionally in August 2000, the Company issued 100,000 shares of common stock to a third party in lieu of payment for legal services.

      In April 2001, the Company issued 4.1 million shares of common stock in connection with the acquisition of hostmark, as discussed in Note 4. An additional 1.0 million shares was issued in May 2002, subsequent to year end, pursuant to the terms of the purchase agreement.

      In August 2001, holders of 9,225 shares of Series B Preferred Stock converted their shares into 36,900 shares of the Company's common stock in accordance with the terms of the Series B Preferred Stock agreement.

      At December 31, 2001, 38,087,252 shares of common stock were issued and outstanding.


PREFERRED STOCK

      The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.0001 par value per share.


Series A Preferred Stock

      The Company has designated 750,000 shares of its preferred stock to be Series A Convertible Preferred Stock ("Series A") with a par value of $0.0001 and a stated value of $2.25. In 1999, all holders of Series A converted their shares into shares of the Company's common stock in accordance with the terms of the Series A Convertible Preferred Stock agreement.

Series B Preferred Stock

      The Company has designated 3,000,000 shares of its preferred stock to be Series B Convertible Preferred Stock ("Series B") with a par value of $0.0001 and a stated value of $5.36. The Series B is non-cumulative and bears dividends at the rate of 7% per annum, payable in cash or shares of the Company's common stock at the option of the Company. Prior to the declaration or payment of any dividend or other distribution to the common stockholders, the Company must first declare and pay a dividend equal to 7% of the stated value to the holders of the Series B. The Series B is convertible at any time, at the option of the holder, and will be mandatorily converted upon the occurrence of certain events, at a rate of 4 shares of common stock for each share of Series B. Holders of Series B have voting rights equal to 40 votes per share on all matters submitted to a vote of the stockholders of the Company.

      Upon any liquidation, dissolution or winding up of the Company, the holders of Series B shall be entitled to receive $5.36 per share (or such amount that is distributed ratably to holders of all the various outstanding series of the Company's preferred stock), plus all declared but unpaid dividends, prior to the distribution of any assets of the Company to the holders of the common stock.

      In 2001 and 1999, various holders of Series B Preferred Stock converted their shares into 36,900 and 7,863,884 shares, respectively, of the Company's common stock in accordance with the terms of the Series B Preferred Stock agreement.

      At December 31, 2001, 956,417 shares of Series B were outstanding.


Series C Preferred Stock

      The Company has designated 1,450,000 shares of its preferred stock to be Series C Convertible Preferred Stock ("Series C") with a par value of $0.0001 per share and a stated value of $35.31 per share. The Series C is non-cumulative and bears dividends at the rate of 7% per annum, payable in cash or shares of the Company's common stock at the option of the Company. Prior to the declaration or payment of any dividend or other distribution to the common stockholders, the Company must first declare and pay a dividend equal to 7% of the stated value to the holders of the Series C. The Series C is convertible at any time, at the option of the holder, and will be mandatorily converted upon the occurrence of certain events, at a rate of 10.865 shares of common stock for each share of Series C. Holders of Series C have voting rights equal to 40 votes per share on all matters submitted to a vote of the stockholders of the Company.

      Upon any liquidation, dissolution or winding up of the Company, the holders of Series C shall be entitled to receive $35.31 per share (or such amount that is distributed ratably to holders of all the various outstanding series of the Company's preferred stock), plus all declared but unpaid dividends including any dividends required to be paid as described above, prior to the distribution of any assets of the Company to the holders of the common stock.

     At December 31, 2001, 1,416,030 shares of Series C were outstanding.


Series D Preferred Stock

      The Company has designated 650,000 shares of its preferred stock to be Series D Convertible Preferred Stock ("Series D") with a par value of $0.0001 per share and a stated value of $3.25 per share. The Series D is non-cumulative and bears dividends at the rate of 7% per annum, payable in cash or shares of the Company's common stock at the option of the Company. Prior to the declaration or payment of any dividend or other distribution to the common stockholders, the Company must first declare and pay a dividend equal to 7% of the stated value to the holders of the Series D. The Series D is convertible at any time, at the option of the holder, and will be mandatorily converted upon the occurrence of certain events, at a rate of one share of common stock for each share of Series D.

      Upon any liquidation, dissolution or winding up of the Company, the holders of Series D shall be entitled to receive $3.25 per share (or such amount that is distributed ratably to holders of all the various outstanding series of the Company's preferred stock), plus all declared but unpaid dividends including any dividends required to be paid as described above, prior to the distribution of any assets of the Company to the holders of the common stock.

     At December 31, 2001, 316,921 shares of Series D were outstanding.


Series E Preferred Stock

      The Company has designated 145,000 shares of its preferred stock to be Series E Convertible Preferred Stock ("Series E") with a par value of $0.0001 per share and a stated value of $35.31 per share. The Series E is non-cumulative and bears dividends at the rate of 7% per annum, payable in cash or shares of the Company's common stock at the option of the Company. Prior to the declaration or payment of any dividend or other distribution to the common stockholders, the Company must first declare and pay a dividend equal to 7% of the stated value to the holders of the Series E. On July 15, 1999, The Heico Companies, LLC ("Heico") purchased 141,603 shares of Series E for an aggregate purchase price of $5.0 million. In connection with this investment, the Company granted Heico a three-year option to purchase 424,809 shares of Series F Convertible Preferred Stock ("Series F") for an aggregate purchase price of $15.0 million. The Series F would have terms and rights similar to the Series E. At Heico's option, it may convert its shares of Series E into common stock at a conversion price of $3.25 per share of common stock. If the Series F option is exercised, these shares of preferred stock may be converted into common stock at a conversion price of $4.00 per share of common stock.

      Upon any liquidation, dissolution or winding up of the Company, the holders of Series E (and Series F, if the option has been exercised) shall be entitled to receive $35.31 per share (or such amount that is distributed ratably to holders of all the various outstanding series of the Company's preferred stock), plus all declared but unpaid dividends including any dividends required to be paid as described above, prior to the distribution of any assets of the Company to the holders of the common stock.

      At December 31, 2001, 141,603 shares of Series E were outstanding.


Series G Preferred Stock

      The Company has designated 1,000 shares of its preferred stock to be Series G Convertible Preferred Stock ("Series G") with a par value of $0.0001 per share and a stated value of $2,000 per share. The Series G is non-cumulative and bears dividends at the rate of 7% per annum, payable in cash at the option of the Company. Prior to the declaration or payment of any dividend or other distribution to the common stockholders, the Company must first declare and pay a dividend equal to 7% of the stated value to the holders of the Series G. The Series G is convertible at any time at the option of the holder, and will be mandatorily converted upon the occurrence of certain events, at a rate of 1,000 shares of common stock for each share of Series G. Holders of the Series G have voting rights equal to 1,000 votes per share on all matters submitted to a vote of the stockholders of the Company. Both the conversion rate and the number of votes per share may be adjusted from time to time under the terms of the Series G.

      Upon any liquidation, dissolution or winding up of the Company, the holders of Series G shall be entitled to receive $2,000 per share (or such amount that is distributed ratably to holders of all the various outstanding series of the Company's preferred stock), plus all declared but unpaid dividends including any dividends required to be paid as described above, prior to the distribution of any assets of the Company to the holders of the common stock.

      In December 1999, the Company entered into a loan agreement with a related party in the principal amount of $2 million bearing interest at 14%. The note was unsecured and matured on January 14, 2000. The note was convertible at the option of the holder into shares of Preferred Stock at $2,000 per share. On

February 9, 2000, the note holder elected to convert the $2.0 million outstanding note into 1,000 shares of Series G. Negotiations were finalized and the preferred shares were issued in August 2000.


      Certain of the Company's preferred stock issuances have conversion privileges which constitute beneficial conversion features under the provisions of Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5"). To reflect the value of such conversion features under EITF 98-5, the Company recorded a $0.7 million and $47.1 million charge to retained earnings (deficit) and an equal and offsetting credit to additional paid in capital in 2000 and 1999, respectively. This charge is also included as a decrease/increase in net income/(loss) attributable to common shareholders in the net earnings (loss) per share calculation.


WARRANTS

      The Company entered into a $120 million Interim Loan facility with a consortium of lenders effective June 23, 1998, the terms of which also included the issuance of warrants. The Company repaid the Interim Loan Facility including interest ($147.8 million) with proceeds from the sale of its European operations in January 2000. The Interim Loan Facility holders, in aggregate, received warrants exercisable for 6,643,519 shares of Common Stock at a price per share of $0.01. These warrants were valued at an aggregate of approximately $33.1 million. At December 31, 2001, 679,451 warrants remained outstanding.


(11)  LONG-TERM STOCK INCENTIVE PLANS

      The Company adopted an incentive stock option plan for employees and consultants in September 1996. The Company has reserved 7.5 million shares of common stock for issuance pursuant to the plan. Options vest over a period ranging from one to three years and have a term of ten years. Options granted to consultants are valued using the Black-Scholes model and are recorded as compensation expense over the period of service to which they relate. Such amounts were not material for any of the periods presented.

      The Company adopted a new long-term stock incentive plan for employees in July 2000. The Company originally reserved 15.0 million shares of common stock for issuance pursuant to the plan. However, the plan provides for an annual increase in the number of shares reserved for issuance equal to 1% of the issued and outstanding shares on each January 1 through 2007. At December 31, 2001, approximately 15.3 million shares had been reserved. Options are awarded at the fair market value on the date of grant. Options vest over a period ranging from three to four years and have a term of ten years.

      A summary of the status of the Company's stock option plans at December 31, 2001 is as follows (in thousands, except share price data):


                                                               1996 OPTION PLAN      2000 OPTION PLAN
                                                               ----------------      ----------------
                                                                        WEIGHTED              WEIGHTED
                                                                        AVERAGE                AVERAGE
                                                              SHARES     PRICE       SHARES     PRICE
                                                              ------     -----       ------     -----
Outstanding at December 31, 1998...........................      5,751      $6.91          --       --
Granted                                                          1,829      $7.76          --       --
Exercised..................................................       (914)     $2.17          --       --
Forfeited..................................................     (2,310)     $7.51          --       --
Outstanding at December 31, 1999...........................      4,356      $7.95          --       --
Granted                                                             --        --        5,590     $2.87
Exercised..................................................       (375)     $1.53          --       --
Forfeited..................................................       (782)     $8.15         (87)    $2.75
Outstanding at December 31, 2000...........................      3,199      $8.65       5,503     $2.88
Granted                                                             --        --        2,202     $3.19
Exercised..................................................         --        --           --       --
Forfeited..................................................       (305)     $9.02      (2,827)    $3.05
Outstanding at December 31, 2001...........................      2,894      $8.61       4,878     $2.92


      The following table sets forth by exercise price range the number of shares outstanding and exercisable, the weighted average exercise price, and the remaining contractual lives of options issued:

                                 WEIGHTED
                   NUMBER OF     AVERAGE      WEIGHTED    NUMBER OF    WEIGHTED
                    OPTIONS     REMAINING     AVERAGE      OPTIONS      AVERAGE
     RANGE OF     OUTSTANDING  CONTRACTUAL    EXERCISE   EXERCISABLE   EXERCISE
      EXERCISE    AT 12/31/01      LIFE        PRICE     AT 12/31/01     PRICE
      --------    -----------      ----        -----     -----------     -----
     PRICES
      $0.75              115     5.3 years      $0.75           115       $0.75
   $2.25--$2.88        4,610     8.6 years      $2.76         2,003       $2.75
   $3.09--$9.08        1,560     7.1 years      $5.59         1,323       $5.82
  $10.00--$14.19       1,487     6.5 years     $11.83         1,487      $11.83
--------------------------------------------------------------------------------
     Total             7,772     7.8 years      $5.04         4,928       $6.27

      If the Company had determined the compensation cost for stock options under SFAS No. 123, net income (loss) and net earnings (loss) per share for the years ended December 31, 2001, 2000 and 1999 would have been the following pro forma amounts:


                                                      2001          2000           1999
                                                      ----          ----           ----
     Net income (loss):
          As reported............................   $(121,643)   $ 275,232    $(121,020)
          Pro forma..............................   $(123,603)   $ 271,386    $(123,585)

     Net earnings (loss) per share - as reported:
          Basic..................................   $   (3.25)   $   9.03     $   (6.93)

          Diluted................................   $   (3.25)   $   4.85     $   (6.93)
     Net earnings (loss) per share - pro forma:
          Basic..................................   $   (3.31)   $   8.93     $   (7.04)

          Diluted................................   $   (3.31)   $   4.79     $   (7.04)




      Under SFAS No. 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants:

                                  YEAR ENDED DECEMBER 31,
                                  -----------------------
                                 2001       2000        1999
                                 ----       ----        ----

     Risk free rate........     3.8%        5.1%        5.4%
     Expected dividend.....      0%          0%          0%
     Expected lives........    2 years    10 years     5 years
     Volatility............     51.3%      30.0%        80.1%

      The Black-Scholes option pricing model and other existing models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of and are highly sensitive to subjective assumptions including the expected stock price volatility. The Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

(12)  EMPLOYEE BENEFIT PLAN

      The Company has established a 401(k) profit-sharing plan. Employees 21 years or older are eligible to participate in the plan. Participants may elect to contribute, on a tax-deferred basis, up to 20% of their compensation. The Company will match one-half of a participant's contribution, up to a maximum of 6% of the participant's compensation. The Company's matching contribution fully vests after three years of service. The Company's contributions to the plan were approximately $0.1 million for each of the years ended December 31, 2001, 2000, and 1999.


(13)  RELATED PARTY TRANSACTIONS

Affiliated Sales

      During 1999, the Company had sales of approximately $8.0 million to an entity in which the Company holds a 20% minority interest.


Other Related Party Transactions

      In October 2000, the Company purchased a Virginia residence from its majority shareholder for $2.3 million in conjunction with an employment arrangement with a former chief executive officer of the Company. This real estate was sold by the Company to an unrelated third party in June 2001 for $1.3 million.


(14)  TAXES

      Earnings (loss) before income taxes from continuing operations for the years ended December 31, 2001, 2000 and 1999 consisted of the following:


                                                            2001          2000         1999
                                                            ----          ----         ----
   U.S.                                                     $ (2,403)      $3,483     $ (9,196)
   Foreign                                                        --           --           --
                                                            --------      -------     --------
       Income (loss) from continuing operations before
          income taxes...............................       $ (2,403)     $3,483      $ (9,196)
                                                            ========      =======     ========


      There was no income tax provision or benefit from continuing operations for the years ended December 31, 2001, 2000 and 1999. For each of the three years presented, the income tax provision or benefit was allocated entirely to discontinued operations.

      A reconciliation from the statutory federal tax rate to the Company's effective tax rate for the income tax provision (benefit) from continuing operations for the years ended December 31, 2001, 2000 and 1999 is as FOLLOWS:

                                              2001       2000       1999
                                              ----       ----       ----
     Federal statutory rate.............        (35)%        34%      (34)%
     Change in valuation allowance......         35         (34)       34
                                                ---          --       ---
          Total.........................         -- %        -- %       -- %
                                                ===          ==       ===


     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities as of December 31, 2001 and 2000 are as follows:

                                                      2001        2000
                                                      ----        ----

     Deferred tax assets (liabilities):
          Net operating loss carryforwards.....     $ 16,520    $ 1,511
                AMT tax credit carryforward....        5,597         --
          Accrued liabilities..................        2,005      2,804
                Asset reserves.................          591         --
          Property related.....................          248         --
          Asset impairment.....................        2,322      1,995
          Other................................          (97)       (20)
                                                    --------    -------
             Total deferred tax assets, net....       27,186      6,290
     Less: Valuation allowance.................      (27,186)    (3,260)
                                                     --------    -------
             Net deferred tax asset............      $ --       $ 3,030
                                                     ========   ========

      SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ability of the Company to fully realize deferred tax assets in future years is generally contingent upon its success in generating sufficient levels of taxable income in those future years. After an assessment of all available evidence, including historical and projected operating trends, the Company was unable to conclude that realization of the deferred tax assets existing at December 31, 2001 was more likely than not. Accordingly, a valuation allowance totaling $27.2 million was established to offset the full amount of the deferred tax assets at December 31, 2001. The Company did not record a valuation allowance against $3.0 million of deferred tax assets at December 31, 2000 because the Company had sufficient U.S. taxable income remaining in 2000 after the full utilization of its U.S. net operating loss carryforward that it believed that it was more likely than not that these deferred tax assets would be able to be carried back against the remaining taxable income in the year the deferred tax assets were realized. These deferred tax assets were realized in 2001.

      At December 31, 2001, the Company had net operating loss carryforwards for U.S. income tax purposes of approximately $2.7 million, which will expire in 2021, and net operating loss carryforwards for foreign tax purposes of approximately $124.6 million, which do not expire.

      Additionally, the Company had a $5.6 million AMT tax credit carryforward at December 31, 2001, which under a new U.S. federal tax law that was enacted in March 2002, allowed the Company to carryback the $5.6 million AMT tax credit against taxable income in 2000 for a refund. The Company recognized the additional $5.6 million tax benefit in the first quarter of 2002.

      In April 2002, we received our $57.6 million income tax refund. Receipt of this refund does not indicate that the Internal Revenue Service agrees with the positions taken by the Company in its tax returns. The refund is still subject to review by the Internal Revenue Service of the Company's 2001 tax return. The Internal Revenue Service could require the Company to return all or a portion of this refund.


(15)   QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                                      3 MONTHS ENDED
                                                                                      --------------
                                                            MARCH 31,    JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                            ---------    --------   -------------  ------------
2001
----
Revenues...............................................       $  --       $  --        $  --        $   --
Operating loss.........................................       $(1,963)    $ (1,542)    $ (1,448)    $ (1,806)
Net loss from continuing operations....................       $  (173)    $   (501)    $   (475)    $ (1,254)
Net loss...............................................       $(8,737)    $(16,322)    $ 27,580)    $(69,004)
Net loss per share from continuing operations:
     Basic.............................................       $ (0.01)    $  (0.02)    $  (0.01)    $  (0.03)
     Diluted...........................................       $ (0.01)    $  (0.02)    $  (0.01)    $  (0.03)
Net loss per share:
     Basic.............................................       $ (0.26)    $  (0.44)    $  (0.71)    $  (1.77)
     Diluted...........................................       $ (0.26)    $  (0.44)    $  (0.71)    $  (1.77)


2000
----
Revenues...............................................      $  --        $  --        $  --        $   --
Operating loss.........................................      $ (4,368)    $ (1,977)    $ (2,176)    $ (1,344)
Net income from continuing operations..................      $    521     $  1,354     $  1,196     $    412
Net income (loss)......................................      $268,565     $ (1,595)    $ (6,042)    $ 14,304
Net earnings per share from continuing operations:
     Basic.............................................      $   0.02     $   0.05     $   0.04     $   0.01
     Diluted...........................................      $   0.01     $   0.05     $   0.04     $   0.01
Net earnings (loss) per share:
     Basic.............................................      $   9.44     $  (0.05)    $  (0.20)    $   0.42
     Diluted...........................................      $   4.82     $  (0.05)    $  (0.20)    $   0.24


      The revenue and operating loss results for all periods presented herein have been adjusted from the previously reported amounts on Form 10-K to reflect the classification of the Managed Hosting, Professional Services and Carrier Operations segments as discontinued operations. There was no change to net earnings (loss) per share.

      The net loss from discontiued operations for the fourth quarter of 2001 include a $100.5 million restructuring charge related primarily to the shutdown of certain of the Company's Managed Hosting centers (see Note 6). The first quarter of 2000 includes a $268.1 million net gain on the sale of the Company's discontinued carrier operation, EnerTel (see Note 5).